Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Apptigo International, Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated May 13, 2015 included in Apptigo International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/ RBSM LLP

May 26, 2016